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                                                                   EXHIBIT 10.12

                     MANAGEMENT ANTI-DILUTION INCENTIVE PLAN
                         PLAN FOR JMAR INDUSTRIES, INC.
                                   AS AMENDED

         This Management Anti-Dilution Incentive Plan ("Plan") replaces the Management Anti-Dilution Incentive Plan (the "1993 Plan") for JMAR Industries, Inc. ("JMAR" or the "Company"), established at the time of the 1993 public offering of JMAR. The 1993 Plan made available for grant to the senior management of JMAR (the "Grantees") warrants (the "Warrants") to purchase 806,637 shares of JMAR common stock, of which warrants to purchase 455,230 shares are outstanding as of August 15, 1996. The terms of the Plan shall be as follows:

1. All Warrants become exercisable upon the earlier of (i) forty five days after the closing high bid price of the Company's common stock as reported on NASDAQ-NMS for 20 consecutive trading days is greater than $6.38; (ii) the exercise by the warrant holders of at least 90 percent of the Company's warrants which currently trade on the NASDAQ-NMS under the symbol JMARW; or (iii) nine years and six months after the date of grant.

2. Prior to the date at which the Warrants become exercisable, JMAR will register the resale of the shares which underlie the Warrants.

3. Subject to the other provisions hereof, unexercised Warrants held by an employee whose employment terminates with JMAR for reasons other than death, will expire sixty days after the date of that employee's termination. In the event that the Warrant holder dies while still employed by JMAR the Warrants will remain exercisable by the heirs of the deceased employee for a period of one year after his/her death.

4. The Warrants shall terminate three years following the date such Warrants are first exercisable pursuant to Paragraph 1 or, in any event, ten years after date of grant.

5. The Plan shall be administered by the Board of Directors of JMAR (the "Committee"). The Committee shall consider the recommendations of management, but shall have full and final authority in its discretion:
         (i) to


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         construe and interpret the Plan; (ii) to determine the terms and provisions of the respective Agreements, which need not be identical, including, but without limitation, terms covering the payment of the exercise price; and (iii) to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations of the Committee shall be conclusively binding for all purposes and upon all persons.



JMAR INDUSTRIES, INC.


/s/ John S. Martinez
------------------------------------
John S. Martinez, Ph.D.
Chairman and Chief Executive Officer